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                                                                     EXHIBIT 5.1

                          Bracewell & Patterson, L.L.P.
                            711 Louisiana, Suite 2900
                            Houston, Texas 77002-2781
                               Phone: 713.223.2900
                                Fax: 713.221.1212


                               September 27, 2002



Texas United Bancshares, Inc.
202 W. Colorado Street
La Grange, 78945

Ladies and Gentlemen:

We have acted as counsel to Texas United Bancshares, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration and proposed offer and sale of up to 3,946 shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), to certain former employees of The Bryan-College Station Financial Holding Company which are issuable upon the exercise of options granted under The Bryan-College Station Financial Holding Company 1998 Stock Option and Incentive Plan (the "Bryan-College Station Plan"). The Bryan-College Station Plan was assumed by the Company effective July 31, 2002. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company, as amended; (3) the Bylaws of the Company, as amended; (4) certain resolutions of the Board of Directors of the Company; and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.



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Texas United Bancshares, Inc.
September 27, 2002
Page 2


Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the provisions of the option agreements relating to options granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ BRACEWELL & PATTERSON, L.L.P.

                                             Bracewell & Patterson, L.L.P.